Exhibit 10.1

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “Agreement”), made as of this day the 19th of March, 2024, between Lotus Church Ranch, LLC (“Landlord”) and ARCA Biopharma, Inc., (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord entered into a certain Office Lease Agreement with Tenant dated as of August 7, 2020 for space commonly known as Church Ranch Office Center, Building 4 (“Building”) located at 10170 Church Ranch Way, Suite 100, Westminster, Colorado 80021.

WHEREAS, Landlord and Tenant are willing to amend the Lease in such manner, subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.
Lease Extension. The original lease shall be extended an additional six (6) months to expire on September 30, 2024 (the “Extension Period”).

2.
Minimum Monthly Rent. Base rent for the Extension Period will commence as of April 1, 2024. The base rent shall be as set forth below:

Extension Period Months 1-6 - $19.00 psf or $8,206.42/month

3.
Periodic Tenancy: Tenant may elect to remain in the Premises after the Lease Extension and will pay rent month to month. If Tenant elects to continue to occupy the Premises after September 30, 2024, the Lease will revert to a Periodic Tenancy and will automatically renew for thirty (30) days (the “Renewal Period”). Tenant will be responsible to pay the Minimum Monthly Rent for each successive Renewal Period term. Tenant furthermore agrees the Minimum Monthly Rent for each Renewal Period will be 125% of the base rent paid in September 2024.

4.
Intent to Vacate. Tenant agrees to provide written notice sixty (60) days prior to the end of the Extension Period or any Renewal Period of their intent to vacate (the “Vacate Notice”). Upon receipt of the Vacate Notice the tenant agrees to surrender and vacate the Premises 60 days after the date of the Vacate Notice.

5.
Right to Market Space. Tenant agrees that upon the full execution of this First Amendment, that Landlord will be able market the space for lease during the Extension Period or any Renewal Period. Landlord will be able to list the Premise with a broker to market the Premises and Tenant agrees to work with the broker and other agents in allowing access for showings and tours during reasonable work hours and following reasonable prior notice.

6.
No Offsets or Defenses. Tenant hereby acknowledges and agrees, to Tenant’s current actual knowledge, (a) that Tenant has no offsets or defenses to any of Tenant’s obligations under the Lease; (b) that Landlord is not in default under the Lease and that there is no event or occurrence which, with the passage of time or the giving of notice of both, would constitute a default on the part of Landlord; and (c) that Tenant has no claims or counterclaims which Tenant could assert against landlord as to any matter whatsoever.

7.
Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, negotiations, agreements, and contracts with respect thereto. As hereby modified, the Lease is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Agreement as of the day and year first set forth above.

LANDLORD:	TENANT:
Lotus Church Ranch, LLC	ARCA Biopharma, Inc.

By:	/s/ Bryan Wrigley	By:	/s/ C. Jeff Dekker
Name:	Bryan Wrigley	Name:	C. Jeff Dekker
Title:	Manager	Title:	CFO